Xtract Informatics Inc.
1818 Cornwall Avenue - Suite 22
Vancouver, BC
V6J 1C7

May 28, 2003

Garry Kupecz
707 - 1295 Richards Street
Vancouver, BC
V6B 1B7

Dear Garry:

Re: Xtract Informatics Inc.

This letter serves to confirm the terms of your employment by Xtract Informatics Inc. (the "Company"). You have been hired as Chief Operating Officer and in that capacity will be responsible for the operations of the Company, its parent company XML-Global Technologies, Inc. and the other companies in the group. Your title, duties and responsibilities may change from time to time at the direction of the board of directors of XML-Global Technologies, Inc.

These employment terms are for the period April 1, 2003 to June 30, 2004.

Your compensation will comprise the following:

*

Base salary of C$6,000 per month, increasing to C$8,000 per month after two profitable quarters. For the purpose of this clause, "profitable" is based on the following definition of profit: revenue recognized in the reviewed / audited financial statements (as applicable) less cost of revenue, less all operating expenses but before (1) costs relating to the March 2003 reorganization; (2) depreciation and amortization; (3) stock-based compensation; (4) financing charges; and (5) income taxes. These expenses are excluded as they are largely outside your control.

*	Bonus of 3% of sales, payable when sales are collected. In addition, at the option of the company's Compensation Committee, the Company may pay a further discretionary bonus.
*	Two million stock options in XML-Global Technologies, Inc. exercisable at $0.04 per share vesting on the following basis:
	-	250,000 at commencement of employment
	-	250,000 after three months
	-	250,000 after one year
	-	250,000 after two years
	-	250,000 when revenues in fiscal 2004 exceed US$750,000
	-	250,000 when revenues in fiscal 2004 exceed US$1,500,000
	-	250,000 when revenues in fiscal 2004 exceed US$2,000,000
	-	250,000 when revenues in fiscal 2004 exceed US$3,000,000
For the purpose of this clause, revenues will be as disclosed in the consolidated financial statements of XML-Global Technologies, Inc. reviewed or audited by the company's external accountants.
	-	Severance of one month's compensation during the first year of service, with the expectation that this will increase to two months' compensation in the second year of service.
	-	Other benefits paid to company employees, as amended from time to time.

In consideration for the compensation outlined above, you are expected to devote substantially all your efforts to the Company and agree to sign the standard non-disclosure agreement (attached).

Please sign and return one copy of this letter to confirm your acceptance of the above terms.

Yours truly,

Xtract Informatics Inc.

Simon Anderson
Director
cc Laurie Horvath

_____________________________________________________________________________________

I agree with the terms set out above.

_____________________________

Garry Kupecz